Calculation of Filing Fee Tables
S-8
ZIPRECRUITER, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common stock, $0.00001 par value per share	Other	13,632,690	$ 1.87	$ 25,493,130.30	0.0001381	$ 3,520.60
2	Equity	Class A Common stock, $0.00001 par value per share	Other	2,194,909	$ 1.59	$ 3,489,905.31	0.0001381	$ 481.96
Total Offering Amounts:						$ 28,983,035.61		$ 4,002.56
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,002.56
Offering Note
[1]	Note 1.a.: Applies to offering lines 1 and 2. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall cover any additional shares of the common stock of ZipRecruiter, Inc. (the "Registrant") that become issuable under the 2021 Equity Incentive Plan (the "2021 Plan") and the 2021 Employee Stock Purchase Plan (the "Purchase Plan") by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's common stock. Note 1.b.: Represents additional shares of the Registrant's common stock that became or may become issuable for issuance under the 2021 Plan resulting from the automatic annual increase pursuant to the provision of the 2021 Plan that sets forth the number of authorized shares reserved and available for issuance thereunder. Note 1.c.: Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant's common stock as reported on The New York Stock Exchange on February 18, 2026.

[2]	Note 2.a.: Represents additional shares of the Registrant's common stock that became or may become issuable for issuance under the Purchase Plan resulting from the automatic annual increase pursuant to the provision of the Purchase Plan that sets forth the number of authorized shares reserved and available for issuance thereunder. Note 2.b.: Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant's common stock as reported on The New York Stock Exchange on February 18, 2026. Under the Purchase Plan, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant's common stock on the offering date or the purchase date, whichever is less.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A